Exhibit 99.1

NEWS RELEASE
American Oil & Gas Inc. Updates Bakken and Three Forks Goliath Project
Nabors Rig 486 Under Contract for Continuous Drilling Program
DENVER, February 25, 2010 — American Oil & Gas Inc. (NYSE AMEX:AEZ) announces that drilling operations have commenced on American’s Ron Viall 1-25H well located in 156N-98W Sections 24 and 25 in Williams County, ND. The well is currently drilling at an approximate vertical depth of 10,930’ and a measured depth of 11,080’. Casing has been set around the curve and current operations are focused on drilling the planned 9,000’ lateral in the Bakken formation. The Ron Viall well is spaced on 1,280 acres. American owns a 95% working interest in this well.
The Tong Trust 1-20H well, located in Sections 17 and 20 of T157N-R96W, Williams County, ND, is scheduled for completion operations to commence in early March. This well is being drilled, completed and funded under the terms of a previously announced participation agreement. The casing, and the associated completion assembly have been set which will facilitate up to 26 fracture stimulation stages in the Bakken formation.
In other Goliath activity, American is participating with an approximate 6% working interest in the outside operated Heidi 1-4H well, which is located on the western edge of the Goliath project area, in T156N-R99W, Section 4. The Heidi well commenced drilling on February 5, 2010 and is permitted as a horizontal test of the Three Forks formation. Log and core data from both the Bakken and Three Forks formations is expected to be obtained before horizontal drilling takes place. This well is spaced on 640 acres.
Pat O’Brien, CEO of American, commented, “Activity continues to accelerate both within and around our Goliath project area. In order to ensure timely development of our acreage position, we are pleased to announce that we have recently contracted Nabors Rig 486, that is currently drilling our Ron Viall 1-25H well, to return to our Goliath project after fulfilling an obligation to drill one well for another operator. Upon return of this drilling rig, we expect to commence a continuous drilling program within our acreage.”
Outside of the core Goliath area, American is preparing to operate the drilling of the Summerfield 15-15H well in Sec 15-147n-96w, Dunn County, ND. Drilling is expected to commence in late March. The Summerfield well is spaced on 640 acres and is designed and permitted as a horizontal Bakken well. American owns a 38.125% working interest. Recent Bakken wells drilled by other operators offsetting the Summerfield 15-15H well location have demonstrated commercial results, with average daily production for the initial 30 day production period of 450 to 550 barrels of oil equivalent. American has committed to retain the rig used to drill the Summerfield well for at least two additional wells within its core Goliath project acreage after drilling of the Summerfield well is completed.
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.

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This release and the Company’s website referenced in this release may contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President 303.991.0173 Fax: 303.595.0709 1050 17th Street, Suite 2400 – Denver, CO 80265	Neal Feagans, Investor Relations Feagans Consulting, Inc 303.449.1184

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